Exhibit 5.1

March 16, 2011

The Board of Directors
885 West Georgia Street, Suite 2200
Vancouver, BC
Canada V6C 3E8

Re:	Form S-3 Registration Statement Opinion of Counsel

Ladies and Gentlemen:

    As securities counsel for Metalline Mining Company (the "Company"), a Nevada corporation, we have examined the originals or copies, certified or otherwise identified, of the Articles of Incorporation and Bylaws of the Company, corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other records, and instruments and documents pertaining to the Company as a basis for the opinions hereinafter expressed.  In giving such opinions, we have also relied upon certificates of officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

    We have also examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about March 16, 2011 covering the resale of up to 2,545,976 shares of Company common stock (the “Common Stock”) to be issued upon the exercise of certain warrants, and the payment of the exercise price stated in such warrants, held by the selling stockholders, as more particularly described in the Registration Statement.

    Based upon the foregoing and subject to the other qualifications and limitations stated in this letter, we are of the opinion that the shares of Common Stock to be issued upon exercise and payment of the exercise price stated in the warrants, held by the selling stockholders and described in the Registration Statement will be duly authorized, validly issued, fully paid, and non-assessable when issued in accordance with the terms of the warrants.

    This opinion is made as of the date hereof, and after the date hereof, we undertake no, and disclaim any, obligation to advise you of any change in any matters set forth herein.

    We hereby consent to such use of our name in the Registration Statement and to the filing of this opinion as an Exhibit thereto.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Burns Figa & Will, P.C.

BURNS FIGA & WILL, P.C.